Exhibit 99.1

Mereo BioPharma Provides Corporate Update

Additional data analyses from Orbit and Cosmic Phase 3 studies of setrusumab (UX143) in osteogenesis imperfecta ongoing to determine potential path forward for the program

Cash balance of approximately $41 million as of December 31, 2025;
runway guidance updated to mid-2027

London, January 12, 2026 - Mereo BioPharma Group plc (NASDAQ: MREO) (“Mereo” or the “Company”), a clinical-stage biopharmaceutical company focused on rare diseases, today provided an update on its programs, setrusumab for the treatment of osteogenesis imperfecta (OI) and alvelestat, which is being studied for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD), and revised its cash runway guidance.

Data from the Phase 3 Orbit and Cosmic studies of setrusumab in osteogenesis imperfecta, including data on bone mineral density, vertebral fractures, and patient reported outcomes on pain and physical function, will be presented at the J.P. Morgan Healthcare Conference.

The Company is also updating its previous cash runway guidance. As of December 31, 2025, cash and cash equivalents were approximately $41 million, which are expected to fund operations to mid-2027.

“The reductions and delays in pre-commercial and manufacturing activities related to setrusumab that we implemented following the recent top-line data from the Phase 3 Orbit and Cosmic studies have extended our cash runway to mid-2027 and we will continue to tightly manage our resources as we assess potential next steps for the program, alongside our partner, Ultragenyx,” said Dr. Denise Scots-Knight, Chief Executive Officer of Mereo. “There are no FDA or EMA approved treatments for people living with OI. Although bisphosphonates are used to improve bone mineral density, OI remains a high unmet need. We will continue to assess the totality of the Phase 3 trial data to determine next steps, including potential interactions with the regulators. In parallel, we are advancing partnering discussions for our Phase 3 ready program, alvelestat in AATD-LD.”

Dr. Scots-Knight is scheduled to present at the 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026 at 1:30pm PT (9:30pm GMT). A live audio webcast of the presentation can be accessed through the news and events section of the Company’s website at www.mereobiopharma.com/news. Following the conclusion of the live event, an archived replay will be available on the Company’s website.

Setrusumab (UX143)

As announced on December 29, 2025, the Phase 3 Orbit and Cosmic studies of setrusumab in OI did not achieve statistical significance against the primary endpoints of reduction in annualized clinical fracture rate compared to placebo or bisphosphonates, respectively. Both studies achieved strong statistical significance against the key secondary endpoint of improvement in bone mineral density versus comparator. The improvement in bone mineral density in the Cosmic study was associated with a decreased rate of fracture in this younger more highly fracturing patient population, although this was not statistically significant. The safety profile of setrusumab was consistent with that observed in prior studies.

Further analyses of the data from both studies are ongoing to determine the path forward, including potential regulatory interactions.

There is a high unmet medical need in OI, which is associated with a substantial clinical, humanistic and economic burden of illness due to the complexity of the condition and necessary medical care and support. As well as fractures, people living with OI present with a broad spectrum of skeletal features including bone deformity, scoliosis and growth impairment. Pain is the most common and impactful sign, symptom or clinical event reported in children and adolescents.

There are no EMA or FDA approved treatments for OI (except for neridronate, which is approved nationally in Italy). Bisphosphonates are used off-label in children in Europe and the U.S., despite the lack of clinical evidence to support their effectiveness in reducing fractures.

Alvelestat (MPH-966)

The Company is continuing to advance key activities to support the planned initiation of the global Phase 3 pivotal study. Based on previous discussions with the FDA and EMA, Mereo anticipates a single Phase 3 trial enrolling approximately 220 early- and late-stage AATD-LD patients evaluating alvelestat over an 18-month treatment period will support regulatory submissions in both the U.S. and Europe. The primary efficacy endpoint for U.S. approval will be the St. George’s Respiratory Questionnaire (SGRQ) Total Score, with lung density measured by CT scan serving as the primary endpoint for potential European regulatory approval.

Mereo continues to be in active discussions with potential partners for the Phase 3 development and commercialization of alvelestat.

Vantictumab (OMP18R5)

The Company out-licensed vantictumab for autosomal dominant osteopetrosis Type 2 (ADO2) to āshibio, Inc. whilst retaining European rights. āshibio, Inc. is responsible for funding the global program and following regulatory discussions, plans to initiate a Phase 2 study in 2H 2026. Vantictumab was previously investigated in Phase 1a/b oncology trials in around 100 patients with biomarker evidence of potential impact on osteoclast function and high bone turnover which led to fragility fractures in some patients. āshibio, Inc. reported promising pre-clinical data at ASBMR 2025 in ADO2 mouse model. Vantictumab significantly decreased areal bone mineral density and rescued the bone phenotype in the ADO2 mouse model.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. The Company has three rare disease product candidates: setrusumab for the treatment of osteogenesis imperfecta (OI); alvelestat for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD) and vantictumab for the treatment of autosomal dominant osteopetrosis type 2 (ADO2). The Company’s partner for setrusumab, Ultragenyx Pharmaceutical Inc., has reported results from the Phase 3 portion of a pivotal Phase 2/3 study in pediatrics and young adults (5 to 25 years old) for setrusumab in OI and in the Phase 3 study in pediatric patients (2 to <7 years old). The partnership with Ultragenyx includes potential additional milestone payments of up to $245 million and royalties to Mereo on commercial sales in Ultragenyx territories. Mereo has retained EU and UK commercial rights and will pay Ultragenyx royalties on commercial sales in those territories. Setrusumab has received orphan designation for osteogenesis imperfecta from the European Commission (“EC”) and the FDA, PRIME designation from the EMA, and has Breakthrough Therapy designation and rare pediatric disease designation from the FDA. Alvelestat has received Orphan Designation for AATD from the EC and the FDA, and Fast Track designation from the FDA for AATD-LD. Following results from ASTRAEUS and ATALANTa in AATD-lung disease, the Company has aligned with the FDA and the EMA on the primary endpoints for a Phase 3 pivotal study which, if successful, could enable full approval in both the U.S. and Europe. The Company’s partner for vantictumab, āshibio, Inc., is funding the global development program. Mereo has retained EU and UK commercial rights. Mereo has also entered into an exclusive global license agreement with ReproNovo SA, a reproductive medicine company, for the development and commercialization of leflutrozole, a non-steroidal aromatase inhibitor for the treatment of infertility in men with low testosterone. In addition, Mereo has two oncology product candidates, etigilimab, an anti-TIGIT; and navicixizumab for the potential treatment of late-line ovarian cancer. Navicixizumab has been partnered with Feng Biosciences, Inc. in a global licensing agreement that includes milestone payments and royalties.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical fact contained herein are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates.

All of the Company’s forward-looking statements involve known and unknown risks and uncertainties some of which are significant or beyond its control and assumptions that could cause actual results to differ materially from the Company’s historical experience and its present expectations or projections. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical development process; the Company’s reliance on third parties to conduct and provide funding for its clinical trials; the Company’s dependence on enrollment of patients in its clinical trials; and the Company’s dependence on its key executives. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the “Risk Factors” section of its Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Mereo BioPharma Contacts:
Mereo	+44 (0)333 023 7300
Denise Scots-Knight, Chief Executive Officer
Christine Fox, Chief Financial Officer

Burns McClellan (Investor Relations Adviser to Mereo)	+01 646 930 4406
Lee Roth
Investors	investors@mereobiopharma.com